EXHIBIT 99

                      PRESS RELEASE DATED NOVEMBER 7, 2007



FOR IMMEDIATE RELEASE
November 7, 2007


                            NORTHFIELD BANCORP, INC.
                        COMPLETES MINORITY STOCK OFFERING

Staten Island, New York, November 7, 2007 - Northfield Bancorp, Inc., the holding company for Northfield Bank, completed its minority stock offering on November 7, 2007. Shares of the Company's common stock are expected to begin trading on Thursday, November 8, 2007, on the NASDAQ Global Select Market under the symbol "NFBK."

The stock offering closed at the adjusted maximum of the offering range. Northfield Bancorp, MHC, holds 24,641,684 shares of common stock, or 55.0% of the outstanding common stock, and 19,265,316 shares, or 43.0% of the outstanding common stock, have been issued to subscribers in the offering (including tax-qualified employee benefit plans of Northfield Bank). Northfield Bancorp, Inc. also contributed $3.0 million in cash and 896,061 shares of common stock (2.0% of the outstanding shares) to the Northfield Bank Foundation.

If you are an eligible account holder, i.e., a depositor having an eligible account as of March 31, 2006, and would like to confirm your allocation, please contact the Stock Information Center at (718) 448-1000, extension 751, or (908) 497-9944, which will be open on November 7, 2007 and November 8, 2007 from 9:30 a.m. until 6:00 p.m., and beginning on November 9, 2007, from 10:00 a.m. to 4:00 p.m., Eastern Time for this purpose. Stock certificates and subscription refunds will be processed promptly after the close of the transaction.

Sandler O'Neill & Partners, L.P. acted as financial advisor to Northfield Bancorp, Inc. in connection with the offering and managed the subscription offering. Luse Gorman Pomerenk & Schick, P.C. acted as special counsel to Northfield Bancorp, Inc. FinPro, Inc. served as appraiser.

                                      * * *
                                      (END)